Exhibit 99.1

Popular Announces Entry into $500 Million Accelerated Share Repurchase Agreement

SAN JUAN, Puerto Rico – January 31, 2020 – Popular, Inc. (“Popular” or the “Corporation”) (NASDAQ: BPOP) announced today that it has entered into an accelerated share repurchase agreement (the “ASR Agreement”) to repurchase an aggregate of $500 million of Popular’s common stock. Popular previously disclosed in a press release on January 9, 2020 its plan to repurchase up to $500 million of its common stock as part of its planned capital actions for 2020.

Under the terms of the ASR Agreement, on February 3, 2020 the Corporation will make an initial payment of $500 million and receive an initial delivery of 7,055,919 shares of Popular’s Common Stock (the “Initial Shares”).

The transaction is being accounted for as a treasury stock transaction. Furthermore, as a result of the receipt of the Initial Shares, the Corporation recognized in shareholders’ equity approximately $400 million in treasury stock and $100 million as a reduction of capital surplus. Upon the final settlement of the ASR Agreement, the Corporation expects to further adjust its treasury stock and capital surplus accounts to reflect the final delivery or receipt of cash or shares, which will depend on the volume-weighted average price of the Corporation’s common stock during the term of the ASR Agreement, less a discount. The final settlement of the ASR Agreement is expected to occur no later than the fourth quarter of 2020.

About Popular, Inc.

Popular, Inc. is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings and new accounting standards on the Corporation’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications